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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEMET Corporation

Notice of
2003 Annual Meeting
of Stockholders
and
Proxy Statement

Meeting Date
July 23, 2003

Your vote is important.

Please mark, date and sign the enclosed proxy card and promptly return it in the enclosed envelope.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

June 19, 2003

Dear Stockholder:

            You are cordially invited to attend the 2003 Annual Meeting of Stockholders which will be held on Wednesday, July 23, 2003, at 1:00 p.m., local time, at the Embassy Suites, 670 Verdae Boulevard, Greenville, South Carolina.

            The notice of meeting, proxy statement and proxy are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.

            It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

                      Sincerely,

                      David E. Maguire
                       Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

            The 2003 annual meeting of stockholders (the "Annual Meeting") of KEMET Corporation (the "Corporation") will be held on Wednesday, July 23, 2003, at 1:00 p.m., local time, at the Embassy Suites, 670 Verdae Boulevard, Greenville, South Carolina, to consider and take action with respect to the following matters:

(1)
The election of two directors, each for a three-year term or until his successor is duly elected and qualified.

(2)
The ratification of the appointment of KPMG LLP as independent public accountants for the fiscal year ending March 31, 2004.

(3)
The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

            Holders of record of the Corporation's Common Stock at the close of business on June 13, 2003, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

                      By order of the Board of Directors

                      Michael W. Boone
                       Secretary

June 19, 2003

Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

PROXY STATEMENT

2003 Annual Meeting of Stockholders
July 23, 2003

            This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of KEMET Corporation (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 2003 annual meeting of stockholders (the "Annual Meeting") to be held on July 23, 2003, at the Embassy Suites, 670 Verdae Boulevard, Greenville, South Carolina, and at any adjournments or postponements thereof.

            This proxy statement, the enclosed proxy and the Corporation's 2003 annual report to stockholders ("Annual Report") are being mailed on or about June 19, 2003 to holders of record of Common Stock at the close of business on June 13, 2003.

            When you sign and return the enclosed proxy, the individuals identified as proxies thereon will vote the shares represented by the proxy in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of the directors described herein, FOR the ratification of the appointment of KPMG LLP as independent public accountants for the fiscal year ending March 31, 2004, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation's management.

            Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

            Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 13, 2003, the record date, there were 87,918,743 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

PROPOSAL TO ELECT TWO DIRECTORS

            The Corporation's Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution. The Corporation currently has five directors: Messrs. David E. Maguire, Stewart A. Kohl, Charles E. Volpe, E. Erwin Maddrey, II and Paul C. Schorr IV.

            The Board of Directors is currently comprised of five directors divided into three classes (Messrs. Schorr and Volpe 2003; Messrs. Maguire and Kohl 2004; and Mr. Maddrey 2005). The term of each class expires in different years. Mr. Schorr has informed the Corporation that he does not wish to stand for re-election due to his other business activities and commitments. The Board of Directors is actively searching for candidates to become additional independent directors. The nominees for election to the Board of Directors this year are Dr. Jeffrey A. Graves, who is currently the President and Chief Executive Officer of the Corporation and Charles E. Volpe, who is currently a director of the Corporation and each of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

            The directors will be elected at the Annual Meeting by a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.

            The following sets forth information as to each continuing director and the nominee for director, including age, as of May 1, 2003, principal occupation and employment during the past five years, directorships in other companies and period of service as a director of the Corporation.

            The Board of Directors recommends a vote "FOR" the election of Dr. Graves and the re-election of Mr. Volpe to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified.

Nominees for Board of Directors

            Dr. Jeffrey A. Graves, 42, President and Chief Executive Officer, was named such in March 2003. He was previously was appointed President and Chief Operating Officer in October 2002. He was named Vice President of Engineering in May 2002 and has held the position of Vice President of Technology since he joined KEMET in July 2001. He previously worked for General Electric Corporation in various management roles in the Corporate Research and Development Center and Power Systems Division. Prior to General Electric, he worked with Rockwell International Corporation and Howmet Corporation.

            Charles E. Volpe, 65, Director, was named such in December 1990. Mr. Volpe also served as Executive Vice President and Chief Operating Officer, and most recently served as President and Chief Operating Officer from October 1995 until his retirement on March 31, 1996. Mr. Volpe served as a Vice President from March 1996 until July 1997. Mr. Volpe had also served as Executive Vice President and Director of KEMET Electronics Corporation, a wholly owned subsidiary of the Corporation, since April 1987. From August 1966 until April 1987, Mr. Volpe served in a number of capacities with the KEMET capacitor business of Union Carbide Corporation, most recently as General Manager.

Continuing Directors

            David E. Maguire, 68, Chairman and Director, has served as Chairman since August 1992. Mr. Maguire served as Chief Executive Officer, President and Director from November 1997 until June 1999, and from December 1990 until October 1996. Mr. Maguire also served as Chairman, President and Chief Executive Officer of KEMET Electronics Corporation, a wholly owned subsidiary of the Corporation since April 1987. From January 1959 until April 1987, Mr. Maguire served in a number of capacities with the KEMET capacitor business of Union Carbide Corporation, most recently as Vice President from June 1978 until April 1987.

            Stewart A. Kohl, 47, Director, was named such in May 1992. Mr. Kohl has been a Managing General Partner in The Riverside Company, an investment company, since October 1993. Mr. Kohl was previously a Vice President of Citicorp North America, Inc., and had been employed by various subsidiaries of Citicorp North America, Inc., since 1988. Mr. Kohl also serves on the board of directors of Shorebanc Cleveland Corporation.

            E. Erwin Maddrey, II, 62, Director, was named such in May 1992. Mr. Maddrey is President and Chief Executive Officer of Maddrey and Associates. Mr. Maddrey was the President and Chief Executive Officer of Delta Woodside Industries, Inc., a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer and director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors of Blue Cross/Blue Shield of South Carolina, Delta Woodside Industries, Inc., Delta Apparel Company, and Renfro Corp.

            There are no family relationships among the foregoing persons.

Board and Committee Meetings

            The Board of Directors held four meetings (exclusive of committee meetings) during the preceding fiscal year. Each current director attended at least 75% of the number of meetings held during the preceding fiscal year of the Board of Directors and all committees on which such director served. The Board of Directors has established the following committees, the functions and current members of which are noted below.

            Executive Committee.    The Executive Committee of the Board of Directors consists of Messrs. Maguire, Volpe and Kohl. The Executive Committee exercises the powers of the Board of Directors during intervals between Board meetings and acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Executive Committee did not meet during the preceding fiscal year.

            Compensation Committee.    The Compensation Committee of the Board of Directors currently consists of Messrs. Kohl, Maddrey and Schorr. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. The Compensation Committee met two times during the preceding fiscal year.

            Audit Committee.    The Audit Committee of the Board of Directors currently consists of Messrs. Kohl, Maddrey and Schorr. The Audit Committee, among other duties, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee met five times during the preceding fiscal year.

            The Corporation does not have a standing nominating committee.

Compensation of Directors

            Each director (other than any director that is employed by the Corporation or by Citicorp Venture Capital Ltd. ("CVC")) is paid an annual director's fee of $20,000. Directors who are also employees of CVC are paid an annual director's fee of $8,000. No director that is employed by the Corporation is paid an annual director's fee. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

            Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2002 through March 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors, upon recommendation by the Audit Committee, has appointed KPMG LLP as independent public accountants to examine the financial statements of the Corporation for the fiscal year ending March 31, 2004 and to perform other appropriate accounting services.

            A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG LLP as the Corporation's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent public accountants will be considered by the Board of Directors upon recommendation by the Audit Committee.

            The Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the Corporation's independent public accountants for the fiscal year ending March 31, 2004.

OTHER BUSINESS

            At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation's management.

SECURITY OWNERSHIP

            As of June 13, 2003, the Corporation's issued and outstanding common stock consisted of 87,918,743 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the seven executive officers (including the Chief Executive Officer), the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of May 21, 2003. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Class
Citicorp Venture Capital, Ltd. (1)	5,651,220	6.4%
David E. Maguire (2)(3)	357,152	*
Dr. Jeffrey A. Graves (2)	0	*
D. Ray Cash (2)(4)	650,445	*
J. Kelly Vogt (2)(5)	20,000	*
James P. McClintock (2)(6)	36,800	*
Ravi G. Sastry (2)(7)	30,000	*
Larry C. McAdams (2)(8)	26,304	*
Dr. William E. Bachrach (2)	892	*
Stewart A. Kohl (9)	10,000	*
Charles E. Volpe (2)	10,032	*
E. Erwin Maddrey, II (2)	4,000	*
Paul C. Schorr, IV (10)	5,653,720	6.4
Third Avenue Management LLC (11)	11,219,960	12.8
All Directors and Executive Officers as a group (12 persons) (12)	1,148,125	1.3

*
Less than one percent.

(1)
The amount shown includes 5,651,220 shares of Common Stock beneficially owned by CVC, as to which CVC has sole power to vote and sole power to dispose. Based solely on an Amendment No. 3 to Schedule 13D filed by CVC, Citibank, N.A. ("Citibank"), Citicorp, Citigroup Holdings Company ("Holdings") and Citigroup, Inc. ("Citigroup") dated March 31, 2001 and a Form 4 dated May 21, 2003, (i) each of Citibank, Citicorp and Holdings, exclusively through their holding company structure, also beneficially own the same 5,651,220 shares held by CVC, as to which each of Citibank, Citicorp and Holdings has shared power to vote and shared power to dispose and (ii) Citigroup, through its direct and indirect subsidiaries, beneficially owns the same 5,651,220 shares held by CVC, as to which Citigroup has shared power to vote and shared power to dispose. In addition, Citigroup reported in the Amendment No. 3 to Schedule 13D that it shares voting and dispositive power over an additional 170,562 shares. The address of each of CVC, Citibank, Citigroup and Citicorp, as so reported, was 399 Park Avenue, 14th Floor, New York, New York 10043. The address of Holdings, as so reported, was One Rodney Square, Wilmington, Delaware 19899.
(2)
The address of these individuals is c/o KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.
(3)
The amount shown includes 352,000 shares subject to currently exercisable options.

(4)
The amount shown includes 40,000 shares subject to currently exercisable options.
(5)
The amount shown includes 20,000 shares subject to currently exercisable options.
(6)
The amount shown includes 36,800 shares subject to currently exercisable options.
(7)
The amount shown includes 30,000 shares subject to currently exercisable options.
(8)
The amount shown includes 20,000 shares subject to currently exercisable options.
(9)
The address of this individual is c/o The Riverside Company, The Terminal Tower, 50 Public Square, Suite 4000, Cleveland, Ohio 44113.
(10)
Mr. Schorr is a managing director of Citigroup Venture Capital Equity Partners L.P. ("CVCEP"). CVCEP is an affiliate of CVC. Mr. Schorr may be deemed to be an indirect beneficial owner of the 5,651,220 shares of Common Stock beneficially owned by CVC. Mr. Schorr expressly disclaims beneficial ownership of the 5,651,220 shares of Common Stock owned by CVC. Mr. Schorr directly beneficially owns 2,500 shares of Common Stock. The address of this individual is c/o Citigroup Venture Capital Equity Partners LP, 399 Park Avenue, 14th Floor, New York, New York 10043.
(11)
Third Avenue Management LLC ("TAM") reported sole voting power over 10,408,550 shares and sole dispositive power over 11,219,960 shares. The information set forth herein is based solely on Amendment No. 6 to Schedule 13G dated January 29, 2003 filed by TAM. The address of TAM, as so reported, was 767 Third Avenue, New York, New York 10017-2023.
(12)
Does not include 5,651,220 shares of Common Stock beneficially owned by CVC.

EXECUTIVE COMPENSATION

Summary Compensation Table

            The following summary compensation table specifies the components of the compensation packages for the Corporation's seven executive officers (including the Chief Executive Officer), former Chief Executive Officer and former Executive Vice President (the "named executives") for the fiscal years ended March 31, 2003, 2002 and 2001.

		Annual Compensation		Securities Underlying Option Awards(#)(3)
	Fiscal Year				All Other Compensation ($)(4)
Name and Principal Position		Salary($)(1)	Bonus($)(2)
Dr. Jeffrey A. Graves Chief Executive Officer and President	2003 2002 2001	$235,167 127,199 —	$0 0 —	50,000 28,000 —	$21,148 12,770 —
D. Ray Cash Senior Vice President and Chief Financial Officer	2003 2002 2001	304,167 283,596 236,667	0 0 309,000	50,000 44,000 40,000	35,671 46,891 41,178
J. Kelly Vogt Vice President, Sales—Worldwide	2003 2002 2001	128,767 115,750 108,317	0 0 25,733	10,000 10,000 10,000	692 0 0
James P. McClintock Vice President, Global Manufacturing	2003 2002 2001	167,333 149,133 134,000	0 0 101,100	20,000 10,000 10,000	10,974 13,406 11,383
Ravi G. Sastry Vice President, Marketing	2003 2002 2001	154,342 145,142 120,592	122,421 0 108,500	10,000 10,000 10,000	267,860 549,078 622,276	(7) (7) (7)
Larry C. McAdams Vice President, Human Resources	2003 2002 2001	130,750 97,517 88,850	0 0 20,498	10,000 10,000 10,000	9,530 58 4
Dr. William E. Bachrach Vice President, Business Development and Technology	2003 2002 2001	140,817 11,667 —	0 0 —	5,000 9,000 —	114 0 —
David E. Maguire Chairman, former Chief Executive Officer (5)	2003 2002 2001	609,514 587,500 518,833	0 0 1,116,000	150,000 152,000 152,000	6,930,330 96,249 89,652
Harris L. Crowley, Jr. Former Executive Vice President (6)	2003 2002 2001	317,103 303,500 268,333	0 0 339,000	50,000 44,000 44,000	879,509 40,846 40,324

(1)
Includes $8,819, $11,407, $531, $6,275, $5,788, $0, $0, $22,857 and $11,891 in fiscal year 2003 deferred by Messrs. Graves, Cash, Vogt, McClintock, Sastry, McAdams, Bachrach, Maguire and Crowley, respectively, $4,770, $25,910, $0, $9,384, $9,512 , $0, $0, $63,881 and $24,094 in fiscal year 2002 and $0, $20,463, $0, $8,682, $7,759, $0, $0, $61,306 and $22,775 in fiscal year 2001 pursuant to a 401(k) account and personal investment account.
(2)
Pursuant to Corporation policy, bonuses for a fiscal year are paid in May of the following fiscal year. For fiscal year 2003, Mr. Sastry will receive his bonus in July 2003. The amounts recorded above relate to the fiscal year for which the bonuses were earned.
(3)
All stock option grants were made pursuant to either the Corporation's 1992 Key Employee Stock Option Plan or the 1995 Executive Stock Option Plan.
(4)
Represents payments made by the Corporation for the named executives pursuant to a 401(k) account and personal investment account, imputed income from Corporation-funded group term life insurance policies, imputed income for personal use of company car/car allowance and financial services. Includes $6,865,840 and $845,528 in fiscal year 2003 paid to Messrs. Maguire and Crowley related to the termination of a supplemental employee retirement plan.

(5)
Mr. Maguire announced his retirement as the Chief Executive Officer of the Corporation on March 26, 2003.
(6)
Mr. Crowley announced his retirement as Executive Vice President of the Corporation on March 31, 2003.
(7)
Represents payments made by the Corporation for Mr. Sastry pursuant to an expatriate assignment in Singapore.

Option Grants in Last Fiscal Year

            The following table sets forth certain information with respect to stock options granted during the fiscal year ended March 31, 2003 to the named executives.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)(1)(2)
		% of Total Options Granted to Employees in Fiscal Year
			Exercise Price ($/SH)	Expiration Date
Name					5%($)(3)	10%($)(3)
Dr. Jeffrey A. Graves	50,000	6%	$9.03	11/15/12	284,000	719,000
D. Ray Cash	50,000	6	9.03	11/15/12	284,000	719,000
J. Kelly Vogt	10,000	1	9.03	11/15/12	56,800	143,000
James P. McClintock	20,000	2	9.03	11/15/12	113,600	287,600
Ravi G. Sastry	10,000	1	9.03	11/15/12	56,800	143,000
Larry C. McAdams	10,000	1	9.03	11/15/12	56,800	143,000
Dr. William E. Bachrach	5,000	1	9.03	11/15/12	28,400	71,900
David E. Maguire	150,000	18	9.03	11/15/12	852,000	2,157,000
Harris L. Crowley, Jr.	50,000	6	9.03	11/15/12	284,000	719,000

(1)
These options were granted under either the 1992 Key Employee Stock Option Plan or the 1995 Executive Stock Option Plan to acquire shares of Common Stock.
(2)
These options were granted at fair market value at the time of the grant and are generally not exercisable until two years after grant.
(3)
The potential realizable value of the options, if any, granted in fiscal year 2003 to each of these officers was calculated by multiplying those options by the excess of (a) the assumed market value, as of November 15, 2012, of Common Stock if the market value of Common Stock were to increase 5% or 10% in each year of the option's 10-year term, over (b) the base price shown. This calculation does not take into account any taxes or other expenses which might be owed. The assumed market value at a 5% assumed annual appreciation rate over the 10-year term is $14.71 and such value at a 10% assumed annual appreciation rate over that term is $23.41. The 5% and 10% assumed appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the Common Stock will appreciate at these rates or at all.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

            The following table sets forth certain information concerning the value of unexercised stock options held by the named executives as of March 31, 2003.

Name	Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options At FY-End($) Exercisable/Unexercisable
Dr. Jeffrey A. Graves	—	—	0/ 78,000	$ 0/0
D. Ray Cash	—	—	40,000/ 94,000	0/0
J. Kelly Vogt	—	—	20,000/ 20,000	0/0
James P. McClintock	—	—	36,800/ 30,000	19,040/0
Ravi G. Sastry	—	—	30,000/ 20,000	0/0
Larry C. McAdams	—	—	20,000/ 20,000	0/0
Dr. William E. Bachrach	—	—	0/ 14,000	0/0
David E. Maguire	—	—	352,000/302,000	0/0
Harris L. Crowley, Jr.	—	—	124,000/ 94,000	0/0

Compensation Committee Interlocks and Insider Participation

            The current members of the Corporation's Compensation Committee are Messrs. Kohl, Maddrey and Schorr. No officers of the Corporation serve on the Compensation Committee.

Defined Benefit Plan

            The Corporation maintains a noncontributory defined benefit plan (the "Defined Benefit Plan" or the "Plan") for all U.S. employees in active employment with the Corporation on or after April 27, 1987, who have met certain minimum service requirements. The Defined Benefit Plan provides a full retirement pension with an unreduced benefit to the following participants: participants who have reached age 62 if they have at least ten years of service with the Corporation; participants who have reached age 65 or older if they have at least five years of service with the Corporation; and participants who have a combined age and years of service with the Corporation equal to at least 85, as long as such participants had a combined age and years of service with the Corporation equal to at least 75 on April 26, 1988. The Corporation announced that it would freeze benefits under the Defined Benefit Plan effective July 1, 2003.

            The Company also maintains a supplementary retirement plan in which key managers, including the named executive officers, participate. Under the terms of the Deferred Compensation Plan for key managers ("DCKM Plan") additions to a participant's account are made to offset contributions to which each was entitled under the Company's noncontributory defined benefit plan which was limited by the Employee Retirement Security Act of 1974 and the Internal Revenue Code.

            The benefit provided under the Defined Benefit Plan and the DCKM Plan is the equivalent of a single life annuity for a participant's life commencing the month following the participant's last day of employment with the Corporation in a monthly amount equal to the sum of: (A) the greater of (1) 1.2% of the participant's average monthly compensation (based on a participant's five highest calendar year earnings (including certain bonuses) with the Corporation over the last ten years worked or, if greater, the final 60 months prior to a participant's retirement) multiplied by the participant's years of credited service prior to April 27, 1988, plus $12.00 per month; or (2) 1.5% of a participant's average monthly compensation multiplied by the participant's years of credited service prior to April 27, 1988, less the product of (x) the participant's estimated Social Security benefit based on the law in effect at actual retirement assumed to commence at the later of retirement or age 62, and (y) a factor determined to be the least of: 1.5% multiplied by the participant's years of credited service prior to April 27, 1988 (up to a maximum of 33 1/2 years), 50%, or the maximum offset based on Internal Revenue Service integration rules in effect at actual retirement; or (3) $5.00 per month for each year of credited service prior to April 27, 1988, for the first ten years, $7.00 per month for each year of credited service prior to April 27, 1988, for the next ten years, and $9.00 per month for each year of credited service prior to April 27, 1988, in excess of 20 years, plus 10% of a participant's average monthly compensation reduced by 1% for each year by which credited service is less than eight years, plus $12.00 per month; plus (B) 0.8% of a participant's average monthly compensation multiplied by the participant's years of credited service after April 26, 1988; plus (C) 0.6% of the excess of a participant's average monthly compensation over a participant's covered compensation (defined as the average of the Social Security Taxable Wage Base for the same period over which the pay is averaged in calculating Social Security benefits under the Federal Social Security Act in effect at the time of a participant's termination) multiplied by the participant's years of credited service after April 26, 1988. Notwithstanding the foregoing, the amount of a participant's monthly benefits under the Defined Benefit Plan shall be offset and reduced by the amount of any benefits payable to such participant or former participant under the Union Carbide Retirement Program in effect on April 27, 1987, or under certain other plans. Reduced benefits are payable in the case of early retirement and to participants who terminate employment prior to retirement, provided they have completed at least five years of credited service.

            The following table shows the total estimated annual benefits payable under the Defined Benefit Plan's Trust Fund and the DCKM Plan on a single-life annuity basis upon normal retirement to participants in specified years of Corporation service and average annual compensation. Annual benefits payable to the Corporation's employees from Union Carbide's Retirement Program in effect on April 27, 1987 will offset and reduce the annual benefit listed below.

	Annual Benefit for Years of Service Indicated (1)
Remuneration (2)	10 Years	20 Years	30 Years	35 Years
$25,000	$2,000	$5,160	$7,611	$9,111
50,000	4,000	9,886	15,079	18,079
75,000	7,440	16,784	24,719	29,219
100,000	10,940	23,772	34,984	41,214
125,000	14,440	30,760	45,827	53,931
150,000	17,940	37,749	56,670	66,649
175,000	21,440	44,737	67,512	79,366
200,000	24,940	51,725	78,354	92,084
500,000	66,940	136,006	208,464	244,694
750,000	101,940	206,931	316,890	371,869
1,250,000	171,938	348,781	533,739	626,219
1,500,000	206,940	419,706	642,165	753,394
1,750,000	241,940	490,631	750,589	880,569
2,000,000	276,940	561,556	859,014	1,007,744

(1)
The compensation used to determine benefits under the Defined Benefit Plan and the DCKM Plan for Messrs. Graves, Cash, Vogt, McClintock, Sastry, McAdams, Bachrach, Maguire and Crowley was $178,750, $357,167, $124,747, $182,455, $170,292, $102,179, $140,817, $962,400 and $404,217, respectively. Included in the total estimated annual benefit is a payment from Union Carbide's Defined Benefit Plan in the form of annuity contracts on a single-life annuity basis. This benefit under that Plan is based on service up to April 27, 1987, and the highest three years of the preceding ten years of compensation prior to March 31, 1987. The offset payment from Union Carbide's retirement program could be as high as 64% of the annual benefit listed above. As of March 31, 2003, credited years of service under that Plan for Messrs. Graves, Cash, Vogt, McClintock, Sastry, McAdams, Bachrach, Maguire and Crowley were 2, 33, 19, 24, 20, 19, 1, 44 and 28, respectively.
(2)
Average annual compensation of highest five years covered remuneration for pension purposes in ten years preceding normal retirement age.

Termination Benefits

            In June 2002, the Corporation entered into Change in Control Severance Compensation Agreements (the "Agreements") with Messrs. Graves, Cash, Vogt, McClintock, Sastry, McAdams, Maguire and Crowley and certain other officers. The Agreements were a result of a determination by the Board of Directors that it was important and in the best interests of the Corporation and its shareholders to ensure that, in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. These agreements expire in June 2005.

            For purposes of the Agreements, a "change in control" includes (i) the acquisition by any person of 15% or more of the Corporation's voting securities, (ii) persons who were directors of the Corporation on the date of the Agreements ceasing to constitute a majority of the Board, unless the new directors were approved by a majority vote of the continuing directors, (iii) a consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a transaction in which at least 50% of the shares of the surviving corporation are held by the Corporation's stockholders and the proportionate ownership of the common stock of the surviving corporation remains substantially unchanged, or (iv) a shareholder-approved plan or proposal for the complete liquidation or dissolution of the Corporation.

            Benefits are payable under the Agreements only if a change in control has occurred and thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to officers under the Agreements are (i) a lump sum payment equal to up to one and one-half years' compensation (base salary), and (ii) continued participation in the Corporation's employee benefit programs or equivalent for up to one and one-half years following termination.

            The Agreements are not employment agreements, and do not impair the right of the Corporation to terminate the employment of the officer with or without cause prior to a change in control or absent a potential or pending change in control, or the right of the officer to voluntarily terminate his employment.

Compensation Committee Report on Executive Compensation

            The Compensation Committee of the Board of Directors (the "Compensation Committee") is pleased to present its report on executive compensation. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. This Compensation Committee report documents the components of the Corporation's executive officer compensation programs and describes the bases upon which compensation will be determined by the Compensation Committee with respect to the executive officers of the Corporation, including the named executives. This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            Compensation Philosophy.    The compensation philosophy of the Corporation is to endeavor to directly link executive compensation to individual and team contributions, continuous improvements in corporate performance, and increases in stockholder value. The Compensation Committee has adopted the following objectives as guidelines for compensation decisions:

  •
  Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

  •
  Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities, or new positions within the Corporation.

  •
  Take into account historical levels of executive compensation and the overall competitiveness of the market for high-quality executive talent.

  •
  Implement a balance between short-term and long-term compensation to complement the Corporation's annual and long-term business objectives and strategy and to encourage executive performance in furtherance of the fulfillment of those objectives.

  •
  Provide variable compensation opportunities based on the performance of the Corporation, encourage stock ownership by executives, and align executive remuneration with the interests of stockholders.

            Compensation Program Components.    The Compensation Committee regularly reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

            Base Salary.    The Corporation's base pay levels are determined by responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and targeted at the 50th percentile or median for jobs of equal description and scope as determined by the Hay Management Consultants' National Industrial Job Database which is updated each year by the Hay Annual Salary Survey of Industrial Jobs ("Hay Survey").

            Annual Bonus.    The Executive Bonus Plan provides cash bonuses to the Corporation's top officers, including the named executives, if certain targets are met. The objective of the bonus is to enhance management's contribution to stockholder value by providing competitive levels of compensation for the attainment of financial objectives. In particular, the Executive Bonus Plan focuses corporate behavior on consistent and steady earnings growth by basing performance on a comparison of actual results to the Corporation's Annual Business Budget ("ABB"). Prior to the ninetieth day of each fiscal year, the Board will approve the ABB for the Corporation for such year. The Compensation Committee or such other committee as is designated by the Board (the "Committee") will then establish the base salary, the annual incentive base percent and the annual incentive base value for each participant in the Executive Bonus Plan. For fiscal year 2003, the annual incentive base percent was set between 40% and 85%, and was applied to the participant's base salary to determine the annual incentive base value for each participant. The annual incentive base percent increases with the level of responsibility of an officer, with the Chief Executive Officer ("CEO") at the highest level. The Committee will then set earnings before depreciation, amortization, interest and taxes ("EBDAIT") goals at several levels, including the base, target and maximum performance levels for the Corporation and will also set the Corporation performance multiplier (the "Multiplier") that corresponds to the applicable level of EBDAIT. For fiscal year 2003, the Multiplier ranged from 0 at 72.5% of the target EBDAIT (base performance) to 2.5 at 132.5% of the target EBDAIT (maximum performance). In the event that the achieved EBDAIT is below the base level for such year, the Multiplier will be 0 and no incentive bonus will be payable. The Multiplier will be applied to the annual incentive base value to determine the bonus award for such year. Each participant, including the CEO, will separately receive a guaranteed bonus payment which will initially be equal to 0.5 times the annual incentive base value. For example, using the annual incentive base percent and maximum Multiplier for fiscal year 2003, since the Corporation did not achieve the base performance level, the Corporation's CEO was not entitled to an incentive bonus. Within 90 days of the end of each fiscal year, the Committee will determine and approve the EBDAIT level achieved for such fiscal year and will approve the grant and payment of the bonus awards in the aggregate to all participants and to each of the executive officers, including the CEO. Except in the case of death or total disability, a participant must be employed by the Corporation on the date the Committee approves the awards in order to receive an award under the Executive Bonus Plan.

            The amounts that any participant in the Executive Bonus Plan, including the Corporation's CEO, will receive is not determinable in advance prior to the completion of the Corporation's fiscal year and the determination by the Committee (as described above) of the actual performance level achieved by the Corporation for such year. For information regarding amounts received with respect to fiscal year 2003 by the Corporation's CEO and the other named executives, see the Bonus column of the Summary Compensation Table.

            Stock Option Program.    The Compensation Committee strongly believes that, by providing those persons who have substantial responsibility over the management and growth of the Corporation with an opportunity to increase their ownership of the Corporation's stock, the interests of stockholders and executives will be closely aligned. To that end, the Corporation adopted the 1995 Executive Stock Option Plan, pursuant to which certain officers of the Corporation, including the named executives, received options during fiscal year 2003 to purchase an aggregate of 392,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of such Common Stock on the date of grant.

            Compensation of Chief Executive Officer.    The 2003 fiscal year compensation for Mr. Maguire, the Corporation's Chairman and Chief Executive Officer, was set by the Board of Directors at $620,000 based on, among other factors, the results of the Hay Survey. Because of the level of performance of the Corporation in comparison to the ABB, Mr. Maguire was not entitled to a bonus for fiscal year 2003. Effective March 26, 2003, Dr. Graves was named as the Corporation's Chief Executive Officer. The Compensation Committee set Dr. Graves' base salary at $425,000 for fiscal year 2004.

            The Omnibus Budget Reconciliation Act of 1994, signed by President Clinton on April 10, 1993, added Section 162(m) to the Internal Revenue Code of 1986, as amended. That Section limits the deductibility of compensation paid or accrued by the Corporation to the five most highly compensated employees in excess of $1,000,000, unless certain forms of compensation meet certain performance or other criteria mandated by law. The Compensation Committee structured the Executive Bonus Plan, approved by the Corporation's stockholders at the 1996 Annual Meeting, to comply with these tax law requirements, and believes that compensation under the Executive Bonus Plan will be deductible for federal income tax purposes.

            Summary.    After its review of all existing programs, the Compensation Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. In particular, the Compensation Committee feels that providing a high proportion of compensation in the form of an annual bonus based on achieving certain targets based on the ABB will enhance corporate performance. The Compensation Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through the 1995 Executive Stock Option Plan and through direct stock ownership. The Compensation Committee believes that executive compensation levels of the Corporation are competitive with the compensation programs provided by other Corporations with which the Corporation competes. The foregoing report has been approved by all members of the Compensation Committee.

                      COMPENSATION COMMITTEE
                      Stewart A. Kohl
                      E. Erwin Maddrey, II
                      Paul C. Schorr IV

REPORT OF AUDIT COMMITTEE

            The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Corporation including the matters in written disclosures required by the Independence Standards Board Number 1 and considers the compatibility of non-audit service with the auditors' independence.

            For the fiscal 2003 audit, the Audit Committee discussed with the Corporation's independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting.

            In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for fiscal 2003 be included in the Annual Report on Form 10-K for the year ended March 31, 2003 for filing with the SEC.

                      AUDIT COMMITTEE
                      E. Erwin Maddrey, II, Chairman
                      Stewart A. Kohl
                      Paul C. Schorr IV

Audit, Financial Information System Design and Implementation and Other Fees

            For the fiscal year ended March 31, 2003 the Corporation incurred fees from KPMG LLP of approximately $350,370 for professional services rendered in connection with the annual audit and all other fees of approximately $1.04 million. Other fees generally include fees for benefit plan audits, tax planning projects and related services. For the fiscal year ended March 31, 2003, KPMG LLP did not provide the Corporation with any professional services in connection with financial information systems design and implementation.

PERFORMANCE GRAPH

            The following graph compares the Corporation's cumulative total stockholder return for the past five fiscal years, beginning on April 1, 1998, with The Nasdaq Stock Market (National Market) Index and a peer group (the "Peer Group") comprised of certain companies which manufacture capacitors and with which the Corporation generally competes. The Peer Group is comprised of AVX Corporation, Thomas & Betts Corp. and Vishay Intertechnology, Inc.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG KEMET CORPORATION,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON APR. 1, 1998
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MAR. 31, 2003

CERTAIN INTERESTS AND TRANSACTIONS

            Pursuant to the terms of a Registration Agreement, dated as of December 21, 1990, as amended (the "Registration Agreement"), among the Corporation and certain stockholders of the Corporation, CVC, Messrs. Maguire, Crowley and Cash and certain other investors have the right, under certain circumstances and under certain conditions, to require the Corporation to register shares of the Corporation's Common Stock held by them under the Securities Act of 1933. Under the Registration Agreement, the Corporation is required to pay certain expenses and provide certain indemnifications in connection with any such registration. The Corporation also agreed to reimburse certain of its existing stockholders for certain expenses associated with the ownership of Common Stock.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

            From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2004 Annual Meeting, which is expected to be held on July 21, 2004, must be received by the Corporation no later than February 23, 2004. In addition, the Corporation's By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures. Any such proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Corporation at the address below.

ADDITIONAL INFORMATION

            This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

            The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

                      By order of the Board of Directors

                      Michael W. Boone
                       Secretary

KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 19, 2003

DETACH HERE

ZKMTC2

SOLICITED BY THE BOARD OF DIRECTORS

KEMET CORPORATION

P.O. BOX 5928
GREENVILLE, SOUTH CAROLINA 29606

2003 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints DAVID E. MAGUIRE and D. RAY CASH, and each of them, proxies, with full power of substitution and revocation, acting by a majority of those present and voting or, if only one is present and voting then that one, to vote the stock of KEMET Corporation which the undersigned is entitled to vote, at the 2003 Annual Meeting of Stockholders scheduled to be held July 23, 2003, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side.

Your shares will be voted as directed herein. If the proxy is signed and no direction is given for any item, it will be voted FOR the nominees listed and FOR Item 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign.
Full title of one signing in representative capacity should be clearly designated after signature.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

KEMET CORPORATION

1.	Election of two Directors.
	Nominee:	(01) Charles E. Volpe
(02) Jeffrey A. Graves
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐ For all nominee(s) except as written above
			FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of KPMG LLP as independent public accountants for the fiscal year ending March 31, 2004.		☐	☐	☐
Mark box at right if an address change or comment has been noted on the reverse side of this card.					☐
Please be sure to sign and date this Proxy.
Signature:	Date:	Signature:	Date:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL TO ELECT TWO DIRECTORS
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN INTERESTS AND TRANSACTIONS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
ADDITIONAL INFORMATION